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                                                               Filed Pursuant to
                                                                  Rule 424(b)(3)
                                                      Registration No. 333-41435
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED DECEMBER 10, 1997)

                           TELE-COMMUNICATIONS, INC.
                        SERIES A TCI GROUP COMMON STOCK
                    SERIES A TCI VENTURES GROUP COMMON STOCK

                              -------------------

     Toronto Dominion (New York), Inc. ("TD") will use this prospectus supplement and the prospectus to which it relates in connection with the sale of up to 4,935,780 shares (the "TCOMA Maximum Amount") of Tele-Communications, Inc. Series A TCI Group Common Stock, $1.00 par value ("TCOMA"), and up to 1,171,800 shares (the "TCIVA Maximum Amount") of Tele-Communications, Inc. Series A TCI Ventures Group Common Stock, $1.00 par value ("TCIVA"). If the TCOMA Maximum Amount and the TCIVA Maximum Amount is sold, TD will hold no shares of TCOMA or TCIVA acquired pursuant to the Swap Facility or the Master Agreement described under "Shares Being Offered and Selling Stockholder(s)" in the prospectus to which this prospectus supplement relates.

     On February 10, 1999, TD sold 200,000 shares of TCIVA at $24.7188 per share. TD sold the aforementioned shares of TCIVA through Lehman Brothers Inc. as agent. TD paid $2,000 in commissions to Lehman Brothers Inc. in connection with such sales of TCIVA. In connection with such sales TD also received commissions of $.04 per share from the Company for each share of TCIVA sold. These commissions may be deemed to be underwriting commissions under the Securities Act of 1933. Immediately following the sales described above, TD owned 8,608,823 shares of TCOMA (which represents approximately 1.8% of the outstanding shares of TCOMA) and 5,397,762 shares of TCIVA (which represents approximately 1.4% of the outstanding shares of TCIVA).

     Within the past three years, TD and/or affiliates thereof have:

     (1) established existing credit facilities for the Company and its affiliates having an aggregate principal amount of approximately $672.8 million;
     (2) entered into various swap transactions with the Company and its subsidiaries having an aggregate notional amount of approximately $689.4 million, which notional amount as of February 10, 1999 was approximately $568 million; and
     (3) established credit facilities for the Company's affiliates having an aggregate principal amount of approximately $192 million, which facilities have since terminated.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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          The date of this Prospectus Supplement is February 11, 1999